Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our Report dated January 24, 2017, and to the references to our audits of Resolute Energy Corporation’s (“Resolute”) proved natural gas and oil reserves estimates as of December 31, 2016; December 31, 2015; and December 31, 2014, contained in or attached to the Annual Report on Form 10-K of Resolute for the year ended December 31, 2016.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

June 21, 2017

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